APPENDIX A

LIST OF FUNDS

Brown Advisory Beutel Goodman Large-Cap Value Fund
Brown Advisory Equity Income Fund
Brown Advisory Flexible Equity Fund
Brown Advisory Global Leaders Fund
Brown Advisory Growth Equity Fund
Brown Advisory Intermediate Income Fund
Brown Advisory Maryland Bond Fund
Brown Advisory Mid-Cap Growth Fund
Brown Advisory Mortgage Securities Fund
Brown Advisory Small-Cap Fundamental Value Fund
Brown Advisory Small-Cap Growth Fund
Brown Advisory Emerging Markets Select Fund
Brown Advisory Strategic Bond Fund
Brown Advisory Sustainable Bond Fund
Brown Advisory Sustainable Growth Fund
Brown Advisory Tax-Exempt Bond Fund
Brown Advisory Tax-Exempt Sustainable Bond Fund
Brown Advisory Total Return Fund
Brown Advisory WMC Strategic European Equity Fund

As adopted by the Board of Trustees: November 14, 2018

As amended by the Board of Trustees: November 13, 2019 (to add the Tax-Exempt Sustainable Bond Fund):